                                                                REDACTED VERSION


                                 EXHIBIT 10.14

                                       To

                        Targeted Genetics Corporation's

                                   Form 10-K

                               For the Year Ended

                               December 31, 1997

     "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT
                                                                   EXHIBIT 10.14

                          EXCLUSIVE LICENSE AGREEMENT

     This Agreement is entered into as of the 23rd day of March, 1994 by and between the Fred Hutchinson Cancer Research Center, a Washington non-profit corporation ("FHCRC") and Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, WA 98101 ("TGC"), a Washington corporation.

                                    RECITALS

     Whereas, FHCRC and the National Institutes of Health/Alcohol, Drug Abuse and Mental Health Administration (NIH/ADAMHA) are the owners by assignment from Drs. A. Dusty Miller, J. Victor Martinez, Carolyn A. Wilson and Maribeth V. Eiden of the LICENSED PATENT RIGHTS as defined in this Agreement, and FHCRC and NIH/ADAMHA have entered into an agreement that allows FHCRC to act as licensing agent of NIH/ADAMHA;

     Whereas FHCRC is committed to a policy that ideas or creative works produced at FHCRC should be used for the greatest possible public benefit and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest;

     Whereas TGC desires to obtain an exclusive worldwide license in order to practice the above referenced invention covered by LICENSED PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith; and

     Whereas FHCRC is willing to grant such a license to TGC subject to the terms and conditions of this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants as set forth herein, the parties agree as follows:

                            ARTICLE 1 - DEFINITIONS

     1.1 LICENSED PATENT RIGHTS shall mean rights and claims in and to the inventions described in, and rights covered by, the issued United States patents and patent applications listed in Appendix A attached to this Agreement and made a part hereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, which will automatically be deemed incorporated in and added to this Agreement and shall periodically be added to Appendix A.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

     1.2 LICENSED PROCESSES shall mean processes the relevant practice of which would in the applicable jurisdiction, in the absence of this License, infringe upon either an unexpired valid claim under LICENSED PATENT RIGHTS or a claim in a then-pending patent application under LICENSED PATENT RIGHTS (treating such application, for such purposes, as having been issued as a patent in such jurisdiction).

     1.3 LICENSED PRODUCTS shall mean products the relevant manufacture, use or sale of which would in the applicable jurisdiction, in the absence of this License, infringe upon either an unexpired valid claim under LICENSED PATENT RIGHTS or a claim in a then-pending patent application under LICENSED PATENT RIGHTS or (treating such application, for such purposes, as having been issued as a patent in such jurisdiction), or products made in accordance with or by means of LICENSED PROCESSES.

     1.4 NET SALES shall mean the amount billed or invoiced on sales of LICENSED PRODUCTS less:

          (a) Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

          (b)  Amounts repaid or credited by reason of rejection or return;
               and/or

          (c) To the extent separately stated on purchase orders, invoices or other documents of sales, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of TGC.

     1.5 AFFILIATES shall mean any company, corporation, or business in which TGC owns or controls at least a fifty percent (50%) ownership interest or which directly or indirectly owns or controls more than a fifty percent (50%) ownership interest in TGC.

     1.6 TECHNOLOGY shall mean any and all information or LICENSED PATENT RIGHTS supplied by FHCRC to TGC.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

                               ARTICLE 2 - GRANT

     2.1 FHCRC hereby grants to TGC and TGC accepts, subject to the terms and conditions hereof, an exclusive worldwide license, under LICENSED PATENT RIGHTS, to make, to use, to sell the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the Term permitted in Article 3 of this Agreement (the "License"). The License granted to TGC by FHCRC hereunder is limited to those fields of use relevant for the prophylaxis and treatment of human disease in the methods described under LICENSED PATENT RIGHTS. Any license in any other field shall be the subject of a separate agreement and shall require TGC's submission of evidence demonstrating its willingness and ability to develop and commercialize the kinds of products or processes likely to be encompassed in such other field. Such license shall include the right to grant sublicenses, subject to the provisions of Section 2.2 below. In order to provide TGC with a period of exclusivity, FHCRC agrees it will not grant licenses to others except as permitted in Section 2.2 below. TGC agrees during the period of exclusivity of this license in the United States that any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States.

     2.2 The License is subject to the following policies, obligations and/or conditions:

          (a) FHCRC's Patents and Inventions Policy adopted September 30, 1983, Public Law 98-620 and FHCRC's obligations under agreements with other sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of the statute.

          (b) For research purposes only and not for any commercial purpose, FHCRC shall have the right to make and to use the TECHNOLOGY.

          (c) TGC shall use reasonable effort to introduce the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment, and thereafter endeavor to keep LICENSED PRODUCTS reasonably available to the public.

          (d) FHCRC shall have the right to terminate or render this Agreement nonexclusive at any time after three (3) years from the date hereof if, in FHCRC's reasonable judgment, TGC:

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

               (i) has not put the licensed subject matter into commercial use in the country or countries where licensed, directly or through a sublicense, and is not keeping the licensed subject matter reasonably available to the public, or

               (ii) is not demonstrably engaged in research, development, manufacturing, marketing or licensing program, as appropriate, directed toward these ends; or

               (iii)  has not expended at least three hundred thousand dollars
                    ($300,000) in the twelve (12) month period beginning (3) years from the EFFECTIVE DATE, or in any (12) twelve month period beginning anytime thereafter, on internal and external personnel, their benefits, supplies and equipment related to research and development of the LICENSED PRODUCTS

               In making this determination FHCRC shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by TGC.

          (e) TGC shall not grant any sublicense without FHCRC's prior written consent. All sublicenses granted by TGC hereunder shall include a requirement that the sublicensee use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible and shall expressly bind the sublicensee to meet TGC's obligations to FHCRC under this Agreement. Copies of all sublicense agreements shall promptly be provided to FHCRC.

          (f) In the event FHCRC becomes aware of third parties that wish to license the LICENSED PATENT RIGHTS in specific fields of use that would not result in direct or indirect competition to TGC, FHCRC shall notify TGC and TGC shall exercise one of the following options:

               (i) commence active research and development of LICENSED PRODUCTS under the LICENSED PATENT RIGHTS in that field of use;

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

               (ii) grant a sublicense to said third parties to make, use and sell LICENSED PRODUCTS under the LICENSED PATENT RIGHTS in that field of use; or

               (iii) grant the right to FHCRC to directly license said third parties to make, use and sell LICENSED PRODUCTS under the LICENSED PATENT RIGHTS in that field of use.

     2.3 Notwithstanding the foregoing provisions of Article 2, TGC shall have the right to assign the license granted under Article 2 to an AFFILIATE or to any organization that acquires all or substantially all of TGC's business, subject to the terms and conditions hereof.

     2.4 This Agreement shall have no effect upon any and all rights reserved to the United States Government and others under Public Law 98-620.

                         ARTICLE 3 - TERM OF AGREEMENT

     3.1 This Agreement becomes effective as of the date first above written (the "Effective Date"), and, subject to earlier termination as provided in
Article 9 shall remain in effect until the last to expire of the LICENSED PATENT RIGHTS (the "Term").

                             ARTICLE 4 - ROYALTIES

     4.1 In consideration for the granting of the License, TGC shall pay to FHCRC a non-refundable license fee ("License Fee") in the sum of [ * ] of such License Fee shall be payable within thirty days of the Effective Date and [ * ] shall be payable one (1) year from the Effective Date.

     4.2 During the Term, TGC shall pay to FHCRC a royalty in the amount of [ * ] of the NET SALES of all LICENSED PRODUCTS and all products using LICENSED PROCESSES and all services utilizing LICENSED PRODUCTS or LICENSED PROCESSES which are manufactured or used by TGC and its AFFILIATES or sublicensees in the United States, and leased or sold by TGC and its AFFILIATES or sublicenses in the United States, except, however, that the foregoing royalty rate may be reduced by one half the amount of third party royalties payable on


[*]  Confidential Treatment Requested

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

licenses required to make, use or sell LICENSED PRODUCTS or to practice a LICENSED PROCESS, but in no case shall the royalty rate be reduced to less than [ * ] of NET SALES.

     4.3 During the Term, TGC shall pay to FHCRC a royalty in the amount of [ * ] of the NET SALES of all LICENSED PRODUCTS and all products using LICENSED PROCESSES and all services utilizing LICENSED PRODUCTS or LICENSED PROCESSES which are manufactured or used by TGC and its AFFILIATES or sublicensees in the United States, and leased or sold by TGC and its AFFILIATES or sublicenses outside of the United States, except, however, that the foregoing royalty rate may be reduced by one half the amount of third party royalties payable on licenses required to make, use or sell LICENSED PRODUCTS or to practice a LICENSED PROCESS, but in no case shall the royalty rate be reduced to less than [ * ] of NET SALES.

     4.4 No multiple royalties shall be payable because any LICENSED PRODUCT which TGC manufactures, uses, leases or sells is covered by multiple claims under the LICENSED PATENT RIGHTS.

     4.5 TGC shall pay to FHCRC at least the following amounts in royalties in the following contract years (the "Maintenance Royalties"):

          (i) [ * ] upon the earlier of the issuance of the first patent included in the LICENSED PATENT RIGHTS or [ * ];

          (ii) [ * ] upon the earlier of approval to commence Phase 2 (as defined by 21 Code of Federal Regulations, Chapter 1) clinical trials for the first LICENSED PRODUCT or [ * ]; and

          (iii) [ * ] upon approval of the New Drug Application ("NDA") or Product License Application ("PLA") (as defined by 21 Code of Federal Regulations, Chapter 1) for the first LICENSED PRODUCT or [ * ].

     4.6 If TGC transfers or otherwise sublicenses LICENSED PATENT RIGHTS to a third party, for value other than NET SALES, TGC shall also pay FHCRC a percentage of [ * ] of all proceeds including, but not limited to, licensing fees, receivable by TGC in connection therewith ("Non-Royalty Fees").

[*]  Confidential Treatment Requested

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

Any such payment to FHCRC shall be made within thirty (30) days after receipt of such proceeds by TGC. Any such sale or transfer shall not affect TGC's obligations to pay royalties under Sections 6.2 and 6.3 above. In no event shall Non-Royalty Fees include any payment or other value due to or received by TGC from a third party as, for example, an upfront fee, research and development payments, milestone payments, equity, or any equivalent of the foregoing, or of any payment that is not explicitly due to or received by TGC in consideration for a grant by TGC to a third party to make, have made, use and sell LICENSED PRODUCTS, or practice LICENSED PROCESSES, under LICENSED PATENT RIGHTS.

     In the event that TGC transfers or otherwise sublicenses LICENSED PATENT RIGHTS to a third party in combination with patents(s) and/or other rights(s) of a third party(ies) and TGC is due and receives Non-Royalty Fees, then TGC shall pay FHCRC an equitable portion of such Non-Royalty Fees as to be determined by the good faith negotiations of TGC and FHCRC.

                ARTICLE 5 - REPORTING AND ROYALTY PAYMENT TERMS

     5.1 Upon or before execution of this Agreement, TGC shall provide to FHCRC a written research and development plan pursuant to which TGC intends to bring the subject matter of the License granted hereunder into commercial use, including projections of sales and proposed marketing efforts.

     5.2 TGC shall report to FHCRC the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

     5.3 TGC shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include the following information: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve
(12) months as plans for the coming year. If TGC's progress differs from that anticipated in the plan provided to FHCRC under Section 5.1, TGC shall explain the reasons for the difference and propose a modified plan for FHCRC's review and approval. TGC shall also provide any reasonable additional data FHCRC requires to evaluate TGC's performance.

     5.4 Beginning after the first NET SALES, TGC shall submit to FHCRC within sixty (60) days after June 30 and December 31 of each calendar year during the Term, and upon the effective termination of this Agreement, reports for the preceding six (6) month period identifying the amount of the LICENSED PRODUCTS sold by TGC, its AFFILIATES and sublicensees in each country, the sales volume and NET

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

SALES, and the amount of royalty due to FHCRC together with payment of such royalty amount. Such report shall be certified as correct by an officer of TGC and shall include a detailed listing of all deductions from NET SALES, sublicensee income or from royalties as specified herein. If no royalties are due to FHCRC for any reporting period, the written report shall so state. All royalties due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the date of royalty payments by TGC as quoted in the Wall Street Journal for that day.

     5.5 All such reports shall be maintained in confidence by FHCRC, except as required by law, including Public Law 98-620.

                           ARTICLE 6 - RECORD KEEPING

     6.1 TGC shall maintain complete and accurate books of account and records showing all sales of LICENSED PRODUCTS and all NET SALES (broken down by gross sales and allowable deductions) attributable to such sales. For purposes of verifying the accuracy of the royalties paid by TGC pursuant to this Agreement or verifying performance of TGC of any other obligation to FHCRC hereunder, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant or by employees of FHCRC. Such accountant shall not disclose to FHCRC any information other than information relating to accuracy of reports and calculations of amounts due to FHCRC made under this Agreement. In the event that any such inspection shows any underreporting and underpayment by TGC in excess of five percent (5%) for any twelve (12) month period, then TGC shall pay the cost of such examination. Such books and records shall be maintained for at least two (2) full years after the termination of this Agreement.

         ARTICLE 7 - DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

     7.1 TGC shall reimburse FHCRC for all reasonable expenses FHCRC has incurred for the preparation, filing, prosecution and maintenance of LICENSED PATENT RIGHTS and shall reimburse FHCRC for all such future expenses ("PATENT EXPENSES"). With respect to PATENT EXPENSES incurred prior to the Effective Date, TGC shall reimburse FHCRC for fifty percent (50%) of such expenses no later than June 30, 1994, and shall reimburse FHCRC for fifty percent (50%) of such expenses no later than June 30, 1995. TGC shall reimburse FHCRC for all PATENT EXPENSES incurred subsequent to the Effective Date as they are invoiced by FHCRC. FHCRC shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

in LICENSED PATENT RIGHTS, provided however that FHCRC shall first consult with TGC as to the preparation, filing, prosecution and maintenance of such patent applications and patents and shall furnish to TGC copies of documents relevant to any such preparation, filing, prosecution or maintenance. Notwithstanding the foregoing, FHCRC may consent subsequent to the Effective Date for TGC to assume such responsibilities with respect to the LICENSED PATENT RIGHTS.

     7.2 FHCRC and TGC shall cooperate fully and in good faith in the preparation, filing, prosecution and maintenance of LICENSED PATENT RIGHTS and of all patents and patent applications licensed to TGC hereunder, including the execution of all papers and instruments so as to enable FHCRC to apply for, to prosecute and to maintain patent applications and patents in FHCRC's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

     7.3 If TGC elects not to pay the expenses of a patent application or patent included within LICENSED PATENT RIGHTS, TGC shall notify FHCRC not less than sixty (60) days prior to such action and shall thereby surrender its rights under Article 2.1 of this Agreement with regard to such patent or patent application.

                            ARTICLE 8 - INFRINGEMENT

     8.1 Each party agrees to notify the other promptly of any infringement of the LICENSED PATENT RIGHTS of which such party becomes aware. TGC shall have the option to commence legal proceedings with respect to such infringement. Before TGC commences legal proceedings (an "Action") with respect to any infringement of such patents, TGC shall give careful consideration to the views of FHCRC and to potential effects on the public interest in making its decision whether or not to commence such an Action.

     8.2 If TGC elects to commence an Action as described above, TGC may reduce, by up to fifty percent (50%), the royalty due to FHCRC earned under the patent subject to suit by the amount of the expenses and costs of such Action, including attorney fees. In the event such expenses and costs exceed the amount of royalties withheld by TGC for any calendar year, TGC may to that extent reduce the royalties due to FHCRC from TGC in succeeding calendar years, but never by more than fifty percent (50%) of the royalty due in any one year. Any unused royalty credit amount may be carried forward until the full amount of the credit has been exhausted.

     8.3 Recoveries or reimbursements from such Action shall first be applied to reimburse TGC and FHCRC for litigation costs not paid from royalties (if any) and

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

then to reimburse FHCRC for royalties withheld. Any remaining recoveries or reimbursements shall be shared equally by TGC and FHCRC.

     8.4 In the event that TGC elects not to exercise its option to prosecute an infringement of the LICENSED PATENT RIGHTS pursuant to this Agreement, FHCRC may do so at its own expense, controlling such Action and retaining all recoveries therefrom.

                      ARTICLE 9 - TERMINATION OF AGREEMENT

     9.1 Unless terminated earlier in accordance with the terms hereof, this Agreement will expire upon the expiration of the Term as provided in Article 3. Upon termination, a final report shall promptly be submitted in accordance with the provisions of Section 5.4, together with any royalty payments and unreimbursed patent expenses due to FHCRC.

     9.2 At FHCRC's option, FHCRC may terminate this Agreement sixty (60) days after giving written notice to TGC of any default in payments due hereunder and subsequent failure by TGC to remedy any such default within such period, provided that FHCRC is not then in breach of any provision hereof.

     9.3 This Agreement may be terminated by either party upon breach of a material obligation or condition by the other (other than a breach according to Section 9.2), effective ninety (90) days after giving written notice to the other of such termination under this Article and specifying such breach, provided however, that if the breach is cured or shown to be non-existent within the ninety (90) day period, the notice shall be deemed automatically withdrawn and of no effect. If the parties do not agree whether a breach has occurred or been cured or whether it is "material", the dispute shall be resolved through arbitration under Article 13.

     9.4 Subject to any provisions of the federal bankruptcy laws limiting rights of termination, this Agreement will automatically terminate if TGC files for protection under federal bankruptcy laws, becomes insolvent, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it or files for dissolution.

     9.5 Any sublicenses granted by TGC under this Agreement shall provide for termination or assignment to FHCRC, at the option of FHCRC, of TGC's interest therein upon termination of this Agreement.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

     9.6  TGC shall have the right to terminate this Agreement effective thirty
(30) days after giving written notice to FHCRC of termination under this Article.

     9.7  Upon termination of this Agreement, TGC shall have the right for three
(3) months to sell all LICENSED PRODUCTS on hand at the time of notification of termination if the royalties from such sales and any and all other payments due FHCRC are paid to and statements rendered to FHCRC with respect to such LICENSED PRODUCTS when due in accordance with this Agreement.

     9.8 Upon termination of the Agreement for any reason, and subject to TGC's rights under Section 9.7, TGC shall return to FHCRC and thereafter continue to maintain the confidentiality thereof, and refrain from use thereof or the disclosure thereof to any third party as required by Article 15, and all other rights in LICENSED PROCESSES and LICENSED PRODUCTS granted to TGC under Article 2 shall expire and revert to FHCRC. Immediately upon cessation of discussions between TGC and FHCRC during the Term, or upon request by one of the parties, TGC and FHCRC will return all Proprietary Information of the other, and all documents or data storage media containing any such Proprietary Information and any and all copies thereof, and TGC and FHCRC will delete all Proprietary Information of the other from its documents or data storage media, except that the parties shall maintain one copy of such Proprietary Information in their legal or corporate development files.

     9.9 Should either party terminate this Agreement as permitted herein, the other party shall not be able to claim from the terminating party any damages or compensation for losses or expenses incurred solely as a result of the termination.

     9.10 Provisions hereof and accrued rights hereunder which by their terms or nature survive the termination or expiration of this Agreement shall so survive such termination or expiration.

                   ARTICLE 10 - REPRESENTATIONS AND COVENANTS

     10.1 FHCRC represents and warrants that all right, title, and interest in the patent applications or patents comprising the LICENSED PATENT RIGHTS have been assigned to it and that FHCRC has the authority to issue licenses under said LICENSED PATENT RIGHTS. FHCRC disclaims all implied or express warranties of any nature whatsoever concerning the validity of the LICENSED PATENT RIGHTS licensed hereunder. TGC acknowledges and agrees that neither FHCRC nor anyone acting on its behalf has made any representations whatsoever with regard to the scope of the LICENSED PATENT RIGHTS or that such LICENSED PATENT RIGHTS may be exploited by TGC, an AFFILIATE, or sublicensee without infringing other patents.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

     10.2 FHCRC EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS WARRANTIES, EXCEPT THOSE STATED IN THIS ARTICLE 10, AND FURTHER DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE TECHNOLOGY, LICENSED PROCESSES OR LICENSED PRODUCTS FOR ANY PARTICULAR USE OR PURPOSE.

     10.3 TGC represents and warrants to FHCRC that it has obtained and will at all times during the Term of this Agreement, hold and comply with all licenses, permits and authorizations necessary to TGC'S complete and timely performance of its obligations under this Agreement which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having, asserting or claiming jurisdiction over TGC or TGC's performance of the terms of this Agreement. In particular, TGC:

          (a) will be responsible for obtaining all necessary United States Food and Drug Administration approvals and all approvals required by similar governmental bodies or agencies of all applicable foreign countries; and

          (b) understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. TGC hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by TGC or its AFFILIATES or sublicensees, and that it will defend and hold FHCRC harmless in the event of any legal action of any nature occasioned by such violation.

                           ARTICLE 11 - LEGAL ACTION

     11.1 In the event any legal action is commenced against TGC involving TECHNOLOGY or a LICENSED PRODUCT or otherwise relating to this Agreement, whether or not FHCRC is named as a party to the legal action, TGC shall keep FHCRC or its attorney nominee fully advised of the progress of the legal action

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

and shall reimburse FHCRC for its reasonable legal costs (including attorney's fees) incurred as a result of FHCRC's monitoring of such action, FHCRC's being named a party to any such legal action, or when FHCRC's employees or agents are called as witnesses therein or asked to testify for or consult with TGC in connection therewith.

     11.2 FHCRC agrees to cooperate with TGC, to the extent reasonably possible, in any legal action brought pursuant to this Article 11.

                           ARTICLE 12 - HOLD HARMLESS

     12.1 TGC assumes responsibility for and shall defend, indemnify and hold FHCRC, its directors, officers, managers, agents, students, doctors and employees harmless from any and all liability, losses, expenses, damages, assessments and claims arising out of or resulting from (i) the use, sale or any disposition of LICENSED PRODUCTS, (ii) the practice of the LICENSED PROCESSES by TGC or its AFFILIATES, or (iii) the use, sale or other disposition of the LICENSED PRODUCT or LICENSED PROCESSES by others who receive LICENSED PRODUCTS or LICENSED PROCESSES directly or indirectly from TGC, its AFFILIATES, agents or representatives.

                            ARTICLE 13 - ARBITRATION

     13.1 Any dispute, other than a question relating to patent validity, between the parties hereunder which cannot be resolved by good faith negotiation between the parties over a period of at least sixty (60) days shall be resolved by arbitration before a panel of three arbitrators under the then current rules and procedures of the American Arbitration Association (the "AAA"), or other rules and procedures as the parties may agree. Each party shall bear its own costs incurred in connection with such arbitration and the fees, expenses and costs of the AAA, the arbitrator(s) and the arbitration proceeding not incurred solely by one party shall be divided equally between the parties. The arbitral award shall be binding and conclusive on both parties and may be enforced in any court of competent jurisdiction.

                              ARTICLE 14 - NOTICES

     14.1 All communications, including payments, notices, demands or requests required or permitted to be given hereunder, shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective

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                                                 TGC EXCLUSIVE LICENSE AGREEMENT

addresses to be used for all such payments, notices, demands or requests are as follows:

If to FHCRC:      Fred Hutchinson Cancer Research Center
                  1124 Columbia Street, C2M-027
                  Seattle, Washington  98104
                  Attention: Catherine J. Hennings, Manager, Technology Transfer
                  Facsimile:  (206) 667-4732

With copies to:   Douglas J. Shaeffer, Esq.
                  Fred Hutchinson Cancer Research Center
                  1124 Columbia Street, LY-240
                  Seattle, Washington  98104
                  Facsimile:  (206) 667-6590

If to TGC:        Targeted Genetics Corporation
                  1100 Olive Way, Suite 100
                  Seattle, WA  98101
                  Attention:  President
                  Facsimile:  (206) 223-0288

                ARTICLE 15 - CONFIDENTIALITY AND NON-DISCLOSURE

     15.1 Any and all information relating to the TECHNOLOGY furnished to either party (or its agents or employees) by the other party (or its laboratories or agents or employees), including but not limited to information regarding or relating to devices, cell lines, monoclonal antibodies, methods, processes, data regarding testing and experiments, drawings, documentation, patent applications and patents (when issued) and product development plans, is confidential, proprietary, trade secret information and any and all such information is hereinafter referred to as "Proprietary Information."

          (a)  As used herein, "Proprietary Information" includes the following:

               (i) written material which is clearly designated on its face as confidential and patent applications;

               (ii) oral disclosures, the content of which is within thirty (30)
                    days after communication designated in writing as confidential, or which is so designated as confidential orally during oral disclosures or in contemporaneous written memoranda; and

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

               (iii) specimens, samples, and other physical materials which are prior to or at the time of disclosure designated in writing as confidential.

          (b)  As used herein, "Proprietary Information" does not include:

               (i) information which at the time of disclosure to the receiving party is generally available to the public, or which after such disclosure becomes generally available to the public by publication or otherwise;

               (ii) information that is demonstrated to have been in the
                    receiving party's possession prior to the time of disclosure by the disclosing party;

               (iii) information that is demonstrated by a preponderance of the evidence to have been independently developed by the receiving party's personnel without reference to Proprietary Information disclosed by the disclosing party; and

               (iv) information received from a third party unless such
                    information is obtained subject to a confidential disclosure agreement.

     15.2 Each party agrees: (a) to hold in strict confidence and trust and maintain as confidential all Proprietary Information disclosed by the other party and any information derived therefrom; (b) not to disclose any such Proprietary Information or any information derived therefrom to any person, except to those employees or legal counsel of the receiving party who are required to receive the Proprietary Information for the purposes described in this Agreement and who are bound by the provisions of this Agreement; (c) not to export or otherwise disclose any such Proprietary Information to any person who is, or who the receiving party believes may be, located or may use the Proprietary Information outside the United States; and (d) to use the Proprietary Information only for the purposes described in this Agreement.

     15.3 Each party agrees that: all Proprietary Information disclosed by the other party will at all times be and remain the sole property of the disclosing party and the disclosing party is the sole owner of all patents, copyrights and other intellectual property rights and other proprietary rights related to the Proprietary Information disclosed by it. Nothing in this Agreement shall be construed as granting to or

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

permitting to the receiving party any implied license in, or right or option to, license or use any intellectual property right (including but not limited to any patent right obtained by the disclosing party) relating to the Proprietary Information disclosed by it or any other right to use such Proprietary Information except as expressly provided herein and for any reason other than for the purposes described in this Agreement.

     15.4 Immediately upon the termination of this Agreement, or upon either disclosing party's request, the receiving party will deliver to the disclosing party all Proprietary Information disclosed by the disclosing party and all documents and data storage media containing any such Proprietary Information and any and all copies thereof, and will delete all such Proprietary Information from its documents and data storage media.

     15.5 The obligations of confidentiality provided herein shall continue in force and effect for five (5) years from the date of termination of this Agreement, whether by lapse of the Term hereof or otherwise, unless extended or limited by mutual agreement executed in writing by an officer of each party.

                          ARTICLE 16 - PATENT MARKING

     16.1 Subsequent to the issuance of any patent based on the application(s) covered by LICENSED PATENT RIGHTS and provided FHCRC advises TGC of the patent number or numbers of any such issued patents, TGC agrees to mark and to have marked by its sublicensees every LICENSED PRODUCT manufactured, used or sold by TGC, its AFFILIATES or its sublicensees in accordance with the statutes of the United States relating to the marking of patented articles.

                         ARTICLE 17 - RIGHT TO PUBLISH

     17.1 Nothing in this Agreement shall be construed as prohibiting FHCRC or its researchers from publishing any of the results of research on the TECHNOLOGY in reputable scientific journals. Notwithstanding the foregoing, it is expected the FHCRC shall take such measures to obtain appropriate patent or other protection for any inventions which FHCRC reasonably knows will be incorporated into the LICENSED PATENT RIGHTS as a continuation or a continuation-in-part.

                           ARTICLE 18 - MISCELLANEOUS

     18.1 The rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

     18.2 This Agreement may not be amended except by an instrument in writing signed by both parties.

     18.3 The Agreement shall be binding on the parties hereto and upon their respective heirs, administrators, successors and assigns. This Agreement may not be assigned or sublicensed by TGC or by operation of law without the prior written consent of FHCRC.

     18.4 TGC acknowledges that FHCRC is a non-profit organization qualifying for and holding the status of an exempt organization under Section 501(c)(3) of the United States Internal Revenue Code. If the Internal Revenue Service determines, or a determination by FHCRC based on advice of legal or tax counsel is reasonably made, that any part or all of this Agreement will jeopardize FHCRC's Section 501(c)(3) status, the parties agree to meet and confer in good faith to amend this Agreement to the extent necessary to satisfy Internal Revenue Service requirements for retention of FHCRC'S Section 501(c)(3) status. If FHCRC and TGC cannot agree within 30 days after commencing negotiations regarding the amendments to be made to this Agreement in order for FHCRC to retain its Section 501(c)(3) status, FHCRC may terminate this Agreement effective upon giving written notice to TGC of termination under this Article 18.

     18.5 TGC understands and acknowledges that agreements between FHCRC and agencies of the United States Government funding FHCRC's programs may contain clauses granting patent and/or other rights to the agencies or the U.S. Government; TGC agrees that the rights granted to it under this Agreement shall be subject to any rights of the agencies and the U.S. Government. In the event of a conflict between any of the provisions of this Agreement and the provisions of any U.S. Government agency funding agreement and/or regulation shall prevail and FHCRC will have no liability to TGC as a result of such conflict.

     18.6 Except as otherwise provided herein, FHCRC and its employees, including but not limited to the INVESTIGATORS, shall not use the name of TGC, its employees or agents, and TGC, including its employees, shall not use the name of FHCRC or any of its employees or agents in any advertising, publicity, news release, promotional materials or any public disclosure, whatsoever, EITHER WRITTEN OR ORAL, related to the existence of this Agreement or any actions or work undertaken pursuant to terms of this Agreement without the prior written consent of the other party. FHCRC shall have three (3) business days from the time it receives a proposed disclosure ("Review Period") to approve and/or provide comments to TGC with respect to such disclosure. In the event that TGC receives no communications from

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

FHCRC regarding such disclosure within the Review Period, then FHCRC's consent of the public release of such disclosure shall be deemed to have been granted.

     18.7  Upon the earlier of any:  (i) testing or use in human subjects or
(ii) sale of a LICENSED PRODUCT, TGC will have FHCRC named as an additional insured on TGC'S product liability insurance policies, with limits of at least $1,000,000 per claim and $5,000,000 annual aggregate. Such policies shall not be terminated without thirty (30) days prior written notice to FHCRC. If FHCRC's insurance costs can be shown to have increased solely because of this Agreement, and such increases are verified by an independent certified public accountant, TGC shall reimburse FHCRC for such increase within twenty (20) days of receiving written notice from FHCRC requesting such reimbursement and the parties shall attempt to agree to changes and revisions of this Agreement. If the parties fail to arrive at agreement within a reasonable time, or TGC does not reimburse FHCRC, FHCRC may by written notice terminate this Agreement.

     18.8 All letters, documents, or other materials of a written or physical nature, required by or relating to this Agreement shall be in English and sent to the party at the address given in Article 14.

     18.9 The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement shall not constitute a partnership or joint venture, and neither party may be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

     18.10 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accord with the intention of the parties.

     18.11 In the event any party to this Agreement commences any action or proceeding, including an appeal of an action or proceeding, against the other, or otherwise retains an attorney, by reason of any breach or claimed breach of any provision of this Agreement, or to seek a judicial declaration of rights hereunder or judicial or equitable relief, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorneys' fees and costs. At the option of FHCRC, venue of any such legal or equitable action shall lie in Seattle, Washington. TGC hereby submits to the jurisdiction of the Federal District Court of Western Washington located in Seattle, Washington, and hereby agrees to accept service of process by certified mail, return receipt requested, effective upon delivery to TGC.

                                                 TGC EXCLUSIVE LICENSE AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date first above written.

FRED HUTCHINSON CANCER RESEARCH CENTER      TARGETED GENETICS CORPORATION


By      Catherine J. Hennings               By     H. Stewart Parker
        ------------------------------             ----------------------

Name    Catherine J. Hennings               Name   H. Stewart Parker
        ------------------------------             ----------------------

Title   Manager, Technology Transfer        Title  President and CEO
        ------------------------------             ----------------------

Date    March 24, 1994                      Date   March 23, 1994
        ------------------------------             ----------------------

                                   APPENDIX A
                        PATENT APPLICATIONS AND PATENTS

               PATENT                 FILE OR
 PATENT NO.  APPLCTN NO.  COUNTRY   ISSUE DATE       TITLE/INVENTOR
 ----------  -----------  -------   ----------       --------------
             07/660,616     U.S.      2/22/91    RETROVIRUS PACKAGING CELL
                                                 LINES BASED ON GIBBON APE
                                                 LEUKEMIA VIRUS (Miller,
                                                 Wilson, Eiden, Garcia-Martinez)